Exhibit 2.1

                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION

- ------------------------------------------------x

In re                                                 Case Nos. 01-01077-8C1
                                                                01-01078-8C1
ELCOTEL, INC., ELCOTEL DIRECT,                                  01-01079-8C1
INC. and TECHNOLOGY SERVICE
GROUP, INC.,  :                                       Jointly Administered Under
                                                      Case No. 01-01077-8C1
              Debtors.

- ------------------------------------------------x

- --------------------------------------------------------------------------------

                            SECOND AMENDED JOINT PLAN
                       OF REORGANIZATION OF ELCOTEL, INC.
                           AND ITS AFFILIATED DEBTORS

- --------------------------------------------------------------------------------

                                              WHITE & CASE LLP
                                              First Union Financial Center
                                              Suite 4900
                                              200 South Biscayne Boulevard
                                              Miami, Florida  33131
                                              (305) 371-2700

                                              Stichter, RiedeL, Blain
                                              & Prosser, P.A.
                                              110 East Madison Street, Suite 200
                                              Tampa, Florida  33602
                                              (813) 229-0144

Dated: January 14, 2001                       Counsel for the Debtors

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE I.

 DEFINITIONS AND INTERPRETATION................................................1

      1.1.  Definitions........................................................1
      1.2.  Interpretation.....................................................9
      1.3.  Application of Definitions and Rules of
            Construction Contained in the Bankruptcy Code.....................10
      1.4.  Other Terms.......................................................10
      1.5.  Appendices and Plan Documents.....................................10

                                   ARTICLE II.

 PLAN ALTERNATIVES AND THE CONDUCT OF THE DEBTORS' BUSINESSES
   THROUGH THE CONFIRMATION DATE..............................................10

                                  ARTICLE III.

 CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS................................11

      3.1.  Claims and Equity Interests Classified............................11
      3.2.  Administrative Claims and Tax Claims..............................11
      3.3.  Claims and Equity Interests.......................................11
      3.4.  Substantive Consolidation for Voting and
            Distribution Purposes.............................................12
      3.5.  Separate Classification of Secured Claims.........................12

                                   ARTICLE IV.

 IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY
   INTERESTS..................................................................12

      4.1.  Impaired Classes of Claims and Equity Interests...................12
      4.2.  Impairment Controversies..........................................12

                                   ARTICLE V.

 PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER
   THE PLAN...................................................................12

      5.1.  Treatment of Claims and Equity Interests..........................12

                                   ARTICLE VI.

 PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE PLAN...............14

      6.1.  Treatment of Administrative Claims................................14
      6.2.  Treatment of Tax Claims...........................................15

                                  ARTICLE VII.

 ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE
   CLASSES OF CLAIMS OR EQUITY INTERESTS......................................16

      7.1.  Classes Entitled to Vote..........................................16
      7.2.  Class Acceptance Requirement......................................16

                                  ARTICLE VIII.

 MEANS FOR IMPLEMENTATION OF THE PLAN.........................................17

      8.1.  Continued Corporate Existence.....................................17
      8.2.  Vesting of Assets.................................................17
      8.3.  Management........................................................17
      8.4.  The Board of Directors............................................18
      8.5.  Officers..........................................................18
      8.6.  The New Charter and the New By-Laws...............................18
      8.7.  Cancellation of Instruments and Agreements........................19
      8.8.  Causes of Action..................................................19
      8.9.  Appointment of the Disbursing Agent...............................19
      8.10. Asset Purchase Agreement..........................................19
      8.11. Sources of Cash for Plan Distributions............................23
      8.12. Investment of Funds Held by the Disbursing Agent;
            Tax Reporting by the Disbursing Agent.............................23
      8.13. Distributions under the Plan......................................23
      8.14. Timing of Distributions under the Plan............................24
      8.15. Address for Delivery of Distributions under the
            Plan..............................................................24
      8.16. Distributions under Twenty-Five Dollars...........................24
      8.17. Time Bar to Cash Payments.........................................24
      8.18. Manner of Payment under the Plan..................................24
      8.19. Expenses Incurred on or after the Effective Date
            and Claims of the Disbursing Agent................................25
      8.20. Fractional Distributions..........................................25
      8.21. Severance and Benefit Programs....................................25
      8.22. Employee Stock Option Plan........................................25
      8.23. Corporate Action..................................................25
      8.24. Effectuating Documents and Further Transactions...................26

                                   ARTICLE IX.

 KEY EMPLOYEE MATTERS.........................................................26

                                                ARTICLE X.

PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS........................27

      10.1.    Objection Deadline.............................................27
      10.2.    Prosecution of Contested Claims................................27
      10.3.    Claims Settlement Guidelines...................................27
      10.4.    No Distributions Pending Allowance.............................28
      10.5.    Distributions After Allowance..................................28
      10.6.    Estimation of Claims...........................................28

                                   ARTICLE XI.

 CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE
   OCCURRENCE OF THE EFFECTIVE DATE...........................................28

      11.1. Conditions Precedent to Confirmation..............................28
      11.2. Conditions Precedent to the Occurrence of the
            Effective Date....................................................29
      11.3. Waiver of Conditions..............................................29

                                  ARTICLE XII.

THE DISBURSING AGENT..........................................................29

      12.1. Powers and Duties.................................................29
      12.2. Distributions.....................................................29
      12.3. Exculpation.......................................................29

                                  ARTICLE XIII.

 TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES........................30

      13.1. Assumption of Executory Contracts and Unexpired

            Leases............................................................30
      13.2. Rejection of Executory Contracts and Unexpired
            Leases............................................................31
      13.3. Claims Arising from Rejection or Termination......................31

                                  ARTICLE XIV.

 RETENTION OF JURISDICTION....................................................31

                                   ARTICLE XV.

 MISCELLANEOUS PROVISIONS.....................................................33

      15.1.  Payment of Statutory Fees........................................33
      15.2.  Discharge of the Debtors.........................................33
      15.3.  Third Party Agreements; Subordination............................34
      15.4.  Dissolution of Committee.........................................34
      15.5.  Exculpation......................................................34
      15.6.  Title to Assets; Discharge of Liabilities........................35
      15.7.  Surrender and Cancellation of Instruments........................35
      15.8.  Notices..........................................................35
      15.9.  Headings.........................................................36
      15.10. Governing Law....................................................36
      15.11. Expedited Determination..........................................36
      15.12. Exemption from Transfer Taxes....................................37
      15.13. Notice of Entry of Confirmation Order and Relevant
             Dates............................................................37
      15.14. No Interest or Attorneys' Fees...................................37
      15.15. Modification of the Plan.........................................37
      15.16. Revocation of Plan...............................................37
      15.17. Setoff Rights....................................................38
      15.18. Subordination/Avoidance Rights Against the Debtors...............38
      15.19. Compliance with Tax Requirements.................................38
      15.20. Recognition of Guaranty Rights...................................38
      15.21. Compliance with All Applicable Laws..............................39
      15.22. Injunctions......................................................39
      15.23. Binding Effect...................................................39
      15.24. Severability.....................................................40

                         UNITED STATES BANKRUPTCY COURT

                           MIDDLE DISTRICT OF FLORIDA

                                 TAMPA DIVISION

- -------------------------------------------------x

In re                                                Case Nos. 01-01077-8C1
                                                               01-01078-8C1
ELCOTEL, INC., ELCOTEL DIRECT,                                 01-01079-8C1
INC. and TECHNOLOGY SERVICE
GROUP, INC.,  :                                      Jointly Administered Under
                                                     Case No. 01-01077-8C1
              Debtors.

- -------------------------------------------------x

- --------------------------------------------------------------------------------

                            SECOND AMENDED JOINT PLAN
                       OF REORGANIZATION OF ELCOTEL, INC.
                           AND ITS AFFILIATED DEBTORS

- --------------------------------------------------------------------------------

      Elcotel, Inc. ("Elcotel"), Elcotel Direct, Inc. ("Direct"), Technology Service Group, Inc. ("Technology," and collectively with Elcotel and Direct, the "Debtors"), hereby collectively and jointly propose the following joint plan of reorganization:

                                   ARTICLE I.

                         DEFINITIONS AND INTERPRETATION

1.1. Definitions.

            The capitalized terms used herein shall have the respective meanings set forth below:

            (a) "Accepting Creditor" means any creditor who voted in favor of the First Amended Joint Plan of Reorganization of Elcotel, Inc and its Affiliated Debtors, as Corrected dated October 25, 2001.

            (b) "Administrative Claim" means a Claim incurred by a Debtor (or its Estate) on or after the Petition Date and before the Effective Date for a cost or expense of administration in the Chapter 11 Cases entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, Fee Claims and the fees and costs of counsel to the Bank except that all fees owed as of the Effective Date to each member of the respective boards of directors of each of the Debtors are waived and therefore are not included in the definition of Administrative Claim.

            (c) "Affiliate" means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

            (d) "Allowed," when used

                  (i) with respect to any Claim, except for a Claim that is an
            Administrative Claim, means such Claim (A) to the extent it is listed in the Schedules as undisputed, liquidated and not contingent and is not a Contested Claim as of the Effective Date; (B) to the extent it is set forth pursuant to any stipulation or agreement that has been approved by Final Order of the Bankruptcy Court; (C) to the extent it is a Contested Claim as of the Effective Date, proof of which was filed timely with the Bankruptcy Court, and (I) as to which no objection was filed by the Objection Deadline, unless the Bankruptcy Court determines that such Claim is to be determined in a forum ------ other than the Bankruptcy Court, in which case such Claim shall not become Allowed until determined by Final Order of such other forum and allowed by Final Order of the Bankruptcy Court, or (II) as to which an objection was filed by the Objection Deadline, to the extent allowed by a Final Order; or (D) which otherwise becomes an Allowed Claim as provided in the Plan; and

                  (ii) with respect to an Administrative Claim, means an
            Administrative Claim that has become "Allowed" pursuant to the procedures set forth in Section 6.1 of the Plan.

            (e) "Applicon" means Applicon, Inc., a Delaware corporation.

            (f) "Asset Purchase Agreement" means the Asset Purchase Agreement by and among Applicon, Inc., Elcotel Acquisition Corp. and Elcotel, Inc., Elcotel Direct, Inc., and Technology Service Group, Inc., dated as of December 17, 2001, which has been consent to by the Bank in writing.

            (g) "Assets" means all of the Debtors' right, title and interest of any nature in property, wherever located, as specified in section 541 of the Bankruptcy Code.

            (h) "Assumed Liabilities" means those liabilities of the Debtors which are being assumed by the Purchaser pursuant to the terms of the Asset Purchase Agreement.

            (i) "Avoidance Actions" means all claims, rights, and Causes of Action in favor of the Estates that arise under the Bankruptcy Code, including, but not limited to, all preference, fraudulent transfer, and other avoidance claims, rights, and Causes of Action arising under chapter 5 of the Bankruptcy Code.

            (j) "Bank" means Bank of America, N.A., f/k/a NationsBank, N.A.

            (k) "Bank Claims" means all Claims of the Bank, other than the fees and costs of counsel and any professional employed by the Bank, which are Allowed Claims in the principal amount of $8.4 million (less any Cash Collateral Payments) plus interest in the amount of $1,345,821.93, which Allowed Claims are not subject to any setoff, claim or defense.

            (l) "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified at title 11 of the United States Code and as applicable to the Chapter 11 Cases.

            (m) "Bank Collateral" means substantially all of the Assets subject to Bank Prepetition Loan Agreements and the cash collateral orders entered by the Bankruptcy Court and subject to valid first priority lien, including but not limited to accounts, inventory, cash, equipment (except rolling stock), general intangibles including patents, trademarks, copyrights and applications for the same, and proceeds of the foregoing (which liens shall remain perfected and enforceable regardless of any change in Elcotel corporate structure under this Plan).

            (n) "Bank Payment" means a Cash payment equal to $5,000,000 less Cash Collateral Payments.

            (o) "Bank Prepetition Loan Agreements" means the various loan agreements and other related agreements between the Bank and the Debtors which form the basis for the Bank Claims, which agreements are reaffirmed by the Debtors.

            (p) "Bankruptcy Court" means the Bankruptcy Court unit of the United States District Court for the Middle District of Florida, or such other court having jurisdiction over the Chapter 11 Cases.

            (q) "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code and as applicable to the Chapter 11 Cases.

            (r) "Bar Date Order" means the Order Establishing Deadline to file Proofs of Claim dated January 29, 2001.

            (s) "Business Day" means any day on which commercial banks are open for business in New York, New York.

            (t) "Cash" means legal tender of the United States of America or readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody's Rating of "A" or better, or equivalent rating of any other nationally recognized rating service, or interest-bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders' equity or equivalent capital of not less than Two Hundred Million Dollars ($200,000,000), having maturities of not more than one (1) year, at the then best generally available rates of interest for like amounts and like periods.

            (u) "Cash Collateral Payments" means the payments to the Bank made by the Debtors after October 12, 2001 through December 31, 2001, pursuant to orders of the

      Bankruptcy Court permitting periodic adequate assurance payments under sections 363 and 361 of the Bankruptcy Code.

            (v) "Causes of Action" means all claims, rights, actions, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments, whether known or unknown and whether asserted or unasserted.

            (w) "Chapter 11 Cases" means the cases under chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court with respect to each of the Debtors.

            (x) "Claim" means (i) any right to payment from a Debtor, whether or not such right is known or unknown, reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is known or unknown, reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; or (iii) any right under section 502(h) of the Bankruptcy Code.

            (y) "Committee" means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee in accordance with section 1102(a) of the Bankruptcy Code.

            (z) "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

            (aa) "Confirmation Hearing" means the hearing held by the Bankruptcy Court, as it may be continued from time to time, on confirmation of the Plan.

            (bb) "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan.

            (cc) "Contested Claim" means a Claim (A) to the extent it is listed in the Schedules as disputed, contingent, or unliquidated, in whole or in part; (B) that is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a proof of claim has been filed with the Bankruptcy Court, to the extent the proof of claim amount exceeds the scheduled amount; (C) that is not listed in the Schedules, but as to which a proof of claim has been filed with the Bankruptcy Court; or (D) as to which an objection has been filed on or before the Effective Date; provided, that a Claim that is Allowed by Final Order or pursuant to the Plan on or before the Effective Date shall not be a Contested Claim.

            (dd) "Debtors" means collectively, Elcotel, Direct and Technology.

            (ee) "Debtors in Possession" means the Debtors, each in its respective capacity as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

            (ff) "Direct" means Elcotel Direct, Inc., a Delaware corporation, as Debtor and Debtor In Possession in chapter 11 case no. 01-01078-8C1.

            (gg) "Disallowed" when used with respect to a Claim, means a Claim, or such portion of a Claim, that has been disallowed by a Final Order of the Bankruptcy Court.

            (hh) "Disbursing Agent" means Elcotel, in which capacity, it shall
      (i) make the Distributions contemplated under the Plan, the Confirmation Order, or any other relevant Final Order of the Bankruptcy Court, and (ii) perform any other act or task that is or may be delegated to the Disbursing Agent under the Plan.

            (ii) "Disclosure Statement" means the disclosure statement respecting the Plan, as approved by the Bankruptcy Court as containing adequate information in accordance with section 1125 of the Bankruptcy Code, all exhibits and annexes thereto and any amendments or modifications thereof.

            (jj) "Distribution" means the payment or distribution under the Plan of property or interests in property to the holders of Allowed Claims or Equity Interests. Unless otherwise agreed by the holder of an Allowed Claim any payment in Cash to be made by the Disbursing Agent shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank.

            (kk) "Distribution Date" means, with respect to any Claim, the Effective Date, if such Claim is then an Allowed Claim, or the First Business Day after such Claim becomes Allowed, if not Allowed on the Effective Date.

            (ll) "Effective Date" means the date on which all of the conditions specified in Section 11.2 of the Plan have been satisfied or waived which date shall be no later than December 31, 2001, unless the Bank agrees to a later date.

            (mm) "Elcotel" means Elcotel, Inc., a Delaware corporation, as Debtor and Debtor In Possession in chapter 11 case no. 01-01077-8C1.

            (nn) "Elcotel EBITDA" means the earnings before interest, amortization, depreciation, taxes, chapter 11 professional fees, retention and incentive bonuses, of Elcotel (as reorganized) as determined in accordance with generally accepted accounting principals in the United States in effect from time to time.

            (oo) "Elcotel Revolving Credit Facility" means a Revolving Credit Agreement which Credit Agreement shall (i) contain an asset-based revolving credit facility in the amount of up to $7,000,000 with an initial draw down of up to $4,000,000 and (ii) shall be substantially in the form contained in the Plan Documents.

            (pp) "Elcotel Trustee" means the Person(s) to be selected by the Debtors in consultation with and consent of the Bank to serve as the trustee(s) of the Elcotel Trusts.

            (qq) "Elcotel Stock Options" means the stock options defined in
      Section 8.21.

            (rr) "Elcotel Trust" means the trust to be settled pursuant to the Plan for the benefit of the Bank in the event of a Liquidation Trigger Event.

            (ss) "Elcotel Unsecured Creditors Trust" means the trust to be settled pursuant to the Plan for the benefit of Unsecured Creditors in the event of a Liquidation Trigger Event.

            (tt) "Equity Interest" means any ownership or equity interest in any of the Debtors, including without limitation, Existing Elcotel Stock or warrants, options, or other rights to purchase any ownership or equity interest in any of the Debtors.

            (uu) "Estate" means the estate of any Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

            (vv) "Estimated Claims Order" means any order of the Bankruptcy Court estimating any Claim or the aggregate amount of all Claims in any class created under the Plan to aid in the confirmation of the Plan, or the calculation of distributions under the Plan.

            (ww) "Excluded Assets" means those Assets which are excluded from being sold to the Purchaser pursuant to the terms of the Asset Purchase Agreement.

            (xx) "Existing Elcotel Stock" means all issued and outstanding shares of common stock of Elcotel.

            (yy) "Fee Application" means an application of a Professional Person under section 330 or 503 of the Bankruptcy Code for final allowance of compensation and reimbursement of expenses incurred in the Chapter 11 Cases from the Petition Date to the Effective Date.

            (zz) "Fee Claim" means a Claim that is the subject of a Fee Application filed in the Chapter 11 Cases.

            (aaa) "Final Order" means (i) an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or (ii) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order.

            (bbb) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and any applicable rulings, regulations (including temporary and proposed regulations) promulgated thereunder, judicial decisions, and notices, announcements, and other releases of the United States Treasury Department or the IRS.

            (ccc) "IRS" means the United States Internal Revenue Service.

            (ddd) "Key Employee Retention Plan" means the key employee retention and severance plan of the Debtors approved by Final Order of the Bankruptcy Court entered on or about June 29, 2001.

            (eee) "Liquidation Budget" means the costs and expenses associated with liquidating the Assets set forth on a budget for the period from January 1, 2002 through March 31, 2002 acceptable to the Bank, including employee salaries, benefits and severance obligations, which period may be extended by the Bank. The Liquidation Budget will be filed as a Plan Document.

            (fff) "Liquidation Process" means the process to be implemented by the Debtors subject to the review and written consent of the Bank for the purpose of liquidating the Assets if a Liquidation Trigger Event occurs, in accordance with the Liquidation Budget. The Liquidation Process will be documented by the Bank and the Debtors and filed as a Plan Document.

            (ggg) "Liquidation Trigger Event" means a triggering event set forth in Article II of the Plan.

            (hhh) "New By-Laws" means the by-laws of Elcotel, amended and restated in accordance with Section 8.6 hereof. The New By-Laws will be filed with the Bankruptcy Court as a Plan Document.

            (iii) "New Charter" means the certificate of incorporation of Elcotel, amended and restated in accordance with Section 8.6 of the Plan. The New Charter will be filed with the Bankruptcy Court as a Plan Document.

            (jjj) "New Elcotel Common Stock" means the authorized common stock of Elcotel as of the Effective Date.

            (kkk) "Ninth Cash Collateral Order" means the order entered by Bankruptcy Court on or about October 26, 2001 authorizing the Debtors' continued use of Cash Collateral.

            (lll) "Non-Bank Secured Claim" means (i) a Claim (other than a Bank Claim) secured by a Lien on any Assets, which Lien is valid, perfected, and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, and which is duly established in the Chapter 11 Cases, but only to the extent of the value of the holder's interest in the collateral that secures payment of the Claim; (ii) a Claim against the Debtors that is subject to a valid right of recoupment or setoff under section 553 of the Bankruptcy Code, but only to the extent of the Allowed amount subject to recoupment or setoff as provided in section 506(a) of the Bankruptcy Code; and (iii) a Claim allowed under the Plan as a Non-Bank Secured Claim.

            (mmm) "Objection Deadline" means the deadline for filing objections to Claims as set forth in Section 10.1 of the Plan.

            (nnn) "Person" means an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

            (ooo) "Petition Date" means January 22, 2001.

            (ppp) "Plan" means this plan of reorganization, either in its present form or as it may be amended, supplemented, or otherwise modified from time to time, and the exhibits and schedules to the foregoing, as the same may be in effect at the time such reference becomes operative.

            (qqq) "Plan Documents" means the documents that aid in effectuating the Plan as specifically identified as such herein and filed with the Bankruptcy Court as specified in Section 1.5 of the Plan.

            (rrr) "Post-Confirmation Interest" means simple interest at the rate of 6.00% per annum or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing is appropriate, such interest to accrue from the Effective Date, or, in the case of a Contested Claim, the date of entry of a Final Order allowing such Contested Claim.

            (sss) "Priority Claim" means any Claim to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than the Bank Claims, Non-Bank Secured Claims, Administrative Claims, and Tax Claims.

            (ttt) "Pro Rata Share" means the proportion that the amount an Allowed Claim bears to the aggregate amount of all Claims in a particular class, including Contested Claims, but not including Disallowed Claims,
      (i) as calculated by the Disbursing Agent on or before any Distribution Date; or (ii) as determined by the Bankruptcy Court in an Estimated Claims Order, if such an order is sought and obtained.

            (uuu) "Professional Person" means a Person retained or to be compensated for services rendered or costs incurred on or after the Petition Date and on or prior to the Effective Date pursuant to section 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code in these Chapter 11 Cases.

            (vvv) "Purchaser" means Elcotel Acquisition Corp., a Delaware Corporation.

            (www) "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors with the Bankruptcy Court, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements may be amended by the Debtors in Possession from time to time in accordance with Bankruptcy Rule 1009.

            (xxx) "Subordinated Bank Note" means the subordinated note described in Section 5.1(a), which is substantially in the form contained in the Plan Documents.

            (yyy) "Tax Claims" means a Claim against any of the Debtors that is of a kind specified in Section 507(a)(8) of the Bankruptcy Code.

            (zzz) "Technology" means Technology Service Group, Inc., a Delaware corporation, as Debtor and Debtor In Possession in chapter 11 case no. 01-02079-861.

            (aaaa) "Unsecured Claim" means any Claim other than Bank Claims, Non-Bank Secured Claims (up to the Allowed amount subject to recoupment or setoff as provided in section 506(a) of the Bankruptcy Code), Administrative Claims, Priority Claims and Tax Claims.

            (bbbb) "Unsecured Creditor Account" means the account established by the Trustee funded by the Unsecured Creditor Payment.

            (cccc) "Unsecured Creditor Payment" means the $110,000 Cash payment by the Debtors to the Elcotel Unsecured Creditors Trust to fund the Unsecured Creditors Account for the benefit of the holders of Unsecured Claims.

            (dddd) "Unsecured Creditors Trustee" means the Person(s) to be selected by the Committee to serve as the trustee(s) of the Elcotel Unsecured Creditors Trust. Unless and until such Person(s) is selected, the Committee, through its counsel, shall have all the powers and rights granted to the Unsecured Creditors Trustee hereunder.

            (eeee) "Voting Procedures Order" means the Final Order of the Bankruptcy Court approving procedures relating to the solicitation and tabulation of votes with respect to the Plan.

            (ffff) "Year-End Budget" means the Debtors' operating budget attached as an Exhibit to the Ninth Cash Collateral Order.

1.2. Interpretation.

            Unless otherwise specified, all section, article, and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender. The Disclosure Statement may be referred to for purposes of interpretation to the extent any term or provision of the Plan is determined by the Bankruptcy Court to be ambiguous.

1.3. Application of Definitions and Rules of Construction Contained in the Bankruptcy Code.

            Words and terms defined in section 101 of the Bankruptcy Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

1.4. Other Terms.

            The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

1.5. Appendices and Plan Documents.

            All appendices to the Plan and the Plan Documents are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein. All Plan Documents shall be filed with the Clerk of the Bankruptcy Court not less than five (5) days prior to the commencement of the Confirmation Hearing. Holders of Claims and Equity Interests may obtain a copy of the Plan Documents, once filed, by a written request sent to the following address:

                                    Mark Fuhr
                                    White & Case LLP
                                    200 South Biscayne Boulevard, Suite 4900
                                    Miami, Florida  33131

                                  ARTICLE II.

                PLAN ALTERNATIVES AND THE CONDUCT OF THE DEBTORS'
                    BUSINESSES THROUGH THE CONFIRMATION DATE

            The Plan contemplates a reorganization of the Debtors or, alternatively, if a Liquidation Trigger Event occurs, an orderly liquidation of the Debtors and their respective Assets pursuant to the Liquidation Process agreed to by the Bank and the Debtors. In the event of an orderly liquidation, the Plan provides for alternate treatment for Classes 1, 2 and 4, and Tax Claims. A Liquidation Trigger Event occurs if (a) the Debtors, with the approval of the Bank, have determined to sell substantially all the Assets prior to the Confirmation Hearing, pursuant to an agreement acceptable to the Bank or (b) the Debtors fail to distribute by the Effective Date to the Bank the Bank Payment. During the Plan confirmation process, the Debtors shall conduct their operations in accordance with the Year-End Budget and terms of the Ninth Cash Collateral Order.

            The Liquidation Process contemplates a winding up of the Debtors' operations as overseen by Elcotel's management in consultation with the Bank, including the marketing and sale of the component businesses, the packaging and selling of inventory, the completion of pending purchase orders, and the sale of furniture, fixture and equipment in a manner and on terms acceptable to the Bank. The Liquidation Process is intended to be completed no later than March 31, 2002, unless such period is extended by the Bank, but the Bank has no obligation to extend. At such time, Elcotel shall be dissolved, any of the remaining Bank Collateral and other Assets will be deemed to be abandoned and voluntarily surrendered to the Bank, and the Bank may take any action in respect of the Bank Collateral in accordance with Bank Pre-Petition Loan agreements and state law, including, but not limited to exercising its foreclosure rights on such collateral. The entry of a final order or decree closing the Chapter 11 Cases will occur at such time the Committee completes prosecution of or settles the Avoidance Actions and objections to Claims.

                                  ARTICLE III.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

3.1. Claims and Equity Interests Classified.

            For purposes of organization, voting and all confirmation matters, except as otherwise provided herein, all Claims (except for Administrative Claims and Tax Claims) and all Equity Interests shall be classified as set forth in this Article III of the Plan.

3.2. Administrative Claims and Tax Claims.

            As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article VI of the Plan.

3.3. Claims and Equity Interests.

            The Plan classifies the Claims against and Equity Interests in each of the Debtors as follows:

                           (a)   Class 1: Bank Claims

                           (b)   Class 2: Priority Claims

                           (c)   Class 3: Non-Bank Secured Claims

                           (d)   Class 4: Unsecured Claims

                           (e)   Class 5: 5-A - Equity Interests in Elcotel
                                          5-B - Equity Interests in Direct
                                          5-C - Equity Interests in Technology

3.4. Substantive Consolidation for Voting and Distribution Purposes.

            All Assets of the Debtors and Claims against the Debtors shall be substantively consolidated for voting and distribution purposes.

3.5. Separate Classification of Secured Claims.

            Although Non-Bank Secured Claims against each Debtor have been placed in one class for purposes of convenience, each Non-Bank Secured Claim shall be treated as though in a separate class for purposes of voting and receiving distributions under the Plan.

                                  ARTICLE IV.

                       IDENTIFICATION OF IMPAIRED CLASSES
                         OF CLAIMS AND EQUITY INTERESTS

4.1. Impaired Classes of Claims and Equity Interests.

            All classes of Claims against and Equity Interests in the Debtors are impaired under the Plan.

4.2. Impairment Controversies.

            If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or Equity Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

                                   ARTICLE V.

                       PROVISIONS FOR TREATMENT OF CLAIMS
                       AND EQUITY INTERESTS UNDER THE PLAN

5.1. Treatment of Claims and Equity Interests.

            The classes of Claims against and Equity Interests in the Debtors shall be treated under the Plan as follows:

            (a) Class 1 - Bank Claims.

                  (1) Reorganization Treatment. Each holder of an Allowed Bank Claim shall receive on the Effective Date (i) such holder's Pro Rata Share of a single Cash payment in an amount equal to the Bank Payment payable from available Cash and the proceeds of the Elcotel Revolving Credit Facility or some other financing arrangement and (ii) such holder's Pro Rata Share of the aggregate principal amount of the Subordinated Bank Note(s) in the principal amount of $3,400,000. The Subordinated Bank Note shall accrue interest at the rate of twelve percent (12%) per annum and mature on the sixth anniversary of the Effective Date. Interest payments shall be made only when the ratio of Elcotel EBITDA to the senior interest expense under the Elcotel Revolving Credit Facility meets or exceeds 5.0 times. Principal payments shall be made periodically in accordance with the terms of the Subordinated Bank Note. The holders of Bank Claims agree to waive any Claim in excess of $8.4 million if the Bank Payment is paid by the Effective Date.

                  (2) Liquidation Treatment. If a Liquidation Trigger Event occurs, the Debtors shall commence dissolution of their corporate status and liquidate their assets and wind up their affairs as provided in the Plan and required by applicable state law. Beginning on the Effective Date, holders of Bank Claims shall be paid the net Cash proceeds from the sale and disposition of the Bank Collateral, after the payment of the actual costs and expenses pursuant to the Liquidation Budget, Allowed Administrative Claims (as agreed to by the Bank), and the Unsecured Creditor Payment, equal up to the Bank Payment (the "Net Cash Proceeds"). In the event holders of Bank Claims have been paid the Bank Payment, each holder shall then be entitled to be paid (i) its Pro Rata Share of $250,000 of the remaining Net Cash Proceeds, if any, which shall be shared equally with holders of Allowed Unsecured Claims, and (ii) thereafter the balance of any remaining Net Cash Proceeds.

            (b) Class 2 - Priority Claims.

                  (1) Reorganization Treatment. Pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in section 1124(2)(A)-(C) of the Bankruptcy Code, and the holders of such Allowed Priority Claims shall be paid in full.

                  (2) Liquidation Treatment. If a Liquidation Trigger Event occurs, each holder of an Allowed Priority Claim in full satisfaction of its Allowed Priority Claim shall be paid on the Distribution Date a lesser amount in one Cash payment as may be agreed upon in writing by such holder or such other treatment as may be agreed upon in writing by such holder (as agreed to by the Bank).

            (c) Class 3 - Non-Bank Secured Claims.

                  Reorganization and Liquidation Treatment. Each holder of an Allowed Non-Bank Secured Claim shall receive one of the following distributions: (a) the payment of such holder's Allowed Secured Claim in full, in Cash; (b) the sale or disposition proceeds of the property securing any Allowed Secured Claim to the extent of the value of their respective interests in such property; (c) the surrender to the Holder or holders of any Allowed Secured Claim of the property securing such Claim; or (d) such other distributions as shall be necessary to satisfy the requirements of chapter 11 of the Bankruptcy Code. The manner and treatment of each Allowed Secured Claim shall be determined by the Debtors, in their discretion, on or before the Confirmation Date, and upon notice to each Secured Creditor. With respect to any Allowed Non-Bank Secured Claim that is based on a right of recoupment or setoff, such treatment shall be implemented by giving effect to such right of recoupment or setoff.

            (d) Class 4 - Unsecured Claims.

                  (1) Reorganization Treatment. On the Effective Date, if a Liquidation Trigger Event has not occurred, each holder of an Allowed Unsecured Claim shall receive shares equal to its Pro Rata Share of 33.3% of the New Elcotel Common Stock.

                  (2) Liquidation Treatment. If a Liquidation Trigger Event occurs, each holder of an Allowed Unsecured Claim shall receive its Pro Rata Share of Cash from any judgment or settlements obtained from the Avoidance Actions after payment of attorney's fees and expenses in respect of such Avoidance Actions. On the Effective Date, the Unsecured Creditor Account shall be funded with the Unsecured Creditors Payment. The Unsecured Creditors Trustee may elect to use the proceeds of the Unsecured Creditors Account to pay attorneys fees and expenses to prosecute the Avoidance Actions and any objections to Claims. Each holder of an Allowed Unsecured Claim shall be paid its Pro Rata Share of the balance of any Cash proceeds remaining in the Unsecured Creditors Account after the payment of any attorneys' fees and expenses incurred in the prosecution of the Avoidance Actions or objections to Claims. After holders of Bank Claims have been paid the Bank Payment, each holder of Allowed Unsecured Claims shall be paid its Pro Rata Share of the next $250,000 of Net Cash Proceeds to be shared equally with the holders of the Bank Claims.

            (e) Class 5 - Equity Interests.

                  On the Effective Date, Equity Interests in Classes 5-A, 5-B and 5-C shall be cancelled.

                                  ARTICLE VI.

                           PROVISIONS FOR TREATMENT OF
                       UNCLASSIFIED CLAIMS UNDER THE PLAN

6.1. Treatment of Administrative Claims.

            All Administrative Claims shall be treated as follows:

            (a) Time for Filing Administrative Claims. The administrative claims bar date was fixed by the Bankruptcy Court's Order Scheduling Hearing on Disclosure Statement, Establishing Disclosure Hearing Procedures, Setting Times for Filing Fee Applications and Establishing Administrative Claims Bar Date entered July 27, 2001 [Document No. 223].

            (b) Time for Filing Fee Claims. Each Professional Person shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application in accordance with the Bankruptcy Court's Case Management Order dated January 24, 2001 [Document No. 31], as may be further modified.

            (c) Allowance of Administrative Claims. An Administrative Claim with respect to which notice has been properly filed and served pursuant to
      Section 6.1(a) of the Plan shall become an Allowed Administrative Claim. If an objection is filed, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order after a hearing to be held on the date of the Confirmation Hearing. An Administrative Claim with respect to which a Fee Application has been properly filed pursuant to Section 6.1(b) of the Plan shall become an Allowed Administrative Claim only to the extent allowed by Final Order at a hearing established by the Bankruptcy Court.

            (d) Payment of Allowed Administrative Claims. On the Distribution Date, each holder of an Allowed Administrative Claim other than Fee Claims shall receive (i) the amount of such holder's Allowed Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Bank, the Debtors and such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid with the consent of the Bank, at the Debtors' election in the ordinary course of business in accordance with the Year-End Budget. All Allowed Administrative Claims shall be paid by, and shall be the sole responsibility of, the Debtors and the Disbursing Agent. Absent an extension by the Bank in writing, prior to October 31, 2001 at 12:00 P.M., each holder of an Allowed Fee Claim shall have reached an agreement with the Bank and the Debtors regarding the amount of such Claims and the timing of payment in full satisfaction and discharge of such Claims. Such agreement is a condition precedent to the confirmation of the Plan.

      6.2. Treatment of Tax Claims.

            (a) Reorganization Treatment. At the election of the Debtors, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder's Allowed Tax Claim, (a) the amount of such holder's Allowed Tax Claim, with Post-Confirmation Interest thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Tax Claim (provided that the Disbursing Agent may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or (c) such other treatment as may be agreed upon in writing by such holder.

            (b) Liquidation Treatment. If a Liquidation Trigger Event occurs, each holder of an Allowed Tax Claim in full satisfaction of such holder's Allowed Tax Claim shall receive on the Distribution Date a lesser amount in one Cash payment as may be agreed upon in writing by such holder or such other treatment as may be agreed upon in writing by such holder (as agreed to by the Bank).

            (c) The Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any holder of a Tax Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as no default has occurred with respect to such Tax Claim under this Section 6.2 of the Plan.

                                  ARTICLE VII.

                      ACCEPTANCE OR REJECTION OF THE PLAN;
                       EFFECT OF REJECTION BY ONE OR MORE
                      CLASSES OF CLAIMS OR EQUITY INTERESTS

7.1. Classes Entitled to Vote.

            The holders of Bank Claims in Class 1 of the Plan, Priority Claims in Class 2 of the Plan, Non-Bank Secured Claims in Class 3 of the Plan, Unsecured Claims in Class 4 of the Plan and shall be entitled to vote to accept or reject the Plan. Each holder of an Equity Interest in Classes 5-A, 5-B and 5-C of the Plan will neither receive nor retain any property under the Plan and such holders are therefore deemed to have rejected the Plan without actually voting on it.

7.2. Class Acceptance Requirement.

            Only holders of Claims that are of record and as to which an objection is not pending as set forth in the Voting Procedures Order shall be entitled to accept or reject the Plan. A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such class that have voted on the Plan.

                                 ARTICLE VIII.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

8.1. Continued Corporate Existence.

            (a) Reorganization Treatment. Elcotel shall continue to exist after the Effective Date as a separate corporate entity, with all corporate powers, in accordance with the laws of the State of Delaware and pursuant to the New Charter and the New By-Laws, which shall become effective upon the occurrence of the Effective Date. All of the Debtors' respective Assets shall be transferred and conveyed to Elcotel, on the Effective Date.

            (b) Liquidation Treatment. In the event a Liquidation Trigger Event occurs, Elcotel shall continue to exist after the Effective Date as a separate corporate entity consistent with Section 8.1(a) with all of the Debtors' respective Assets transferred and conveyed to Elcotel on the Effective Date (subject to the liens of the Bank), but solely for the purpose of conducting an orderly liquidation of the Assets. Elcotel shall be dissolved and shall cease to exist as soon as practical after March 31, 2002.

            In either case, the other Debtors (Direct and Technology) shall be dissolved and shall cease to exist as soon as practical after the Effective Date.

8.2. Vesting of Assets.

            (a) Reorganization Treatment. Upon the occurrence of the Effective Date, title to all of the Assets of the Debtors and non-Debtor affiliates shall vest in Elcotel, free and clear of all liens, claims, and interests, except as expressly provided in the Plan. Elcotel may operate its business and may use, acquire and dispose of the Assets free of any restrictions of the Bankruptcy Code on and after the occurrence of the Effective Date.

            (b) Liquidation Treatment. If a Liquidation Trigger Event occurs, upon the occurrence of the Effective Date, title to all of the Assets of the Debtors and non-Debtor affiliates shall vest in Elcotel, free and clear of all liens, claims, and interests, except those of the Bank and as expressly provided in the Plan. In consultation with and consent of the Bank, Elcotel may operate the Debtors' businesses and may use, acquire and dispose of the Assets free of any restrictions of the Bankruptcy Code on and after the occurrence of the Effective Date.

8.3. Management.

            (a) Reorganization Treatment. Upon the occurrence of the Effective Date, the management, control, and operations of Elcotel shall become the general responsibility of Elcotel's boards of directors.

            (b) Liquidation Treatment. If a Liquidation Trigger Event occurs, the Debtors, in consultation with and consent of the Bank, shall appoint management to conduct the orderly liquidation. William Thompson has been selected by the Debtors and is acceptable to the Bank to oversee the orderly liquidation through March 31, 2002.

            Entry of the Confirmation Order shall ratify and approve all actions taken by Elcotel's boards from the Petition Date through and until the Effective Date.

8.4. The Board of Directors.

            The initial board of directors of Elcotel shall be composed of the same individuals identified at or prior to the conclusion of the Confirmation Hearing. From and after the Effective Date, the members of Elcotel's Board of Directors shall be selected and determined in accordance with the provisions of the New Charter and the New By-Laws for Elcotel as provided in Section 8.6(a) and 8.6(b), as applicable.

8.5. Officers.

            (a) Reorganization Treatment. The Persons identified prior to the conclusion of the Confirmation Hearing shall serve as the initial officers of Elcotel on the Effective Date in accordance with their respective employment agreements, if any, with Elcotel and applicable nonbankruptcy law. Subject to any applicable employment agreements and applicable nonbankruptcy law, from and after the Effective Date, the officers of Elcotel shall be selected and appointed by the board of directors of Elcotel, in accordance with, and pursuant to, the provisions of the New Charter and the New By-Laws for Elcotel.

            (b) Liquidation Treatment. If a Liquidation Trigger Event occurs prior to the conclusion of the Confirmation Hearing, Debtors, in consultation with the Bank, shall designate a Person(s) to serve as the initial officer(s) of Elcotel.

8.6. The New Charter and the New By-Laws.

            (a) Reorganization Treatment. Upon the occurrence of the Effective Date, the charter and bylaws of Elcotel shall be amended and restated in substantially the form of the New Charter and the New By-Laws, to, among other things, (a) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such New Charters as permitted by applicable law, (b) authorize the cancellation of all existing Equity Interests in Elcotel and the issuance of three million (3,000,000) shares of New Elcotel Common Stock, and (c) otherwise effectuate the provisions of the Plan.

            (b) Liquidation Treatment. Upon the occurrence of the Effective Date, the charter and bylaws of Elcotel shall be amended and restated in substantially the form of the New Charter and the New By-Laws, to, among other things, (a) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such New Charters as permitted by applicable law,

      (b) authorize the cancellation of all existing Equity Interests in Elcotel and the issuance of one thousand (1,000) shares of New Elcotel Common Stock to the Elcotel Trust, and (c) otherwise effectuate the provisions of the Plan.

8.7. Cancellation of Instruments and Agreements.

            Upon the occurrence of the Effective Date, except as otherwise provided herein, all promissory notes, instruments, indentures, or agreements evidencing, giving rise to, or governing any Claim shall be deemed canceled and annulled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors under such promissory notes, instruments, indentures, or agreements shall be discharged. If a Liquidation Trigger occurs, the Bank Prepetition Loan Documents shall remain in full force and effect until such time the Bank Claims are satisfied.

8.8. Causes of Action.

            (a) Reorganization Treatment. Except as otherwise provided in the Plan, all Causes of Action assertable by the Debtors and any non-Debtor affiliates, including, but not limited to, Avoidance Actions, shall be retained by the Debtors and shall be vested in the Debtors upon the occurrence of the Effective Date. Any net recovery realized by a Debtor on account of such Causes of Action shall be property of the respective Debtors.

            (b) Liquidation Treatment. If a Liquidation Trigger Event does occur, all Causes of Action described in Section 8.8(a) shall be assertable by the Unsecured Creditors Trustee on behalf of Unsecured Creditors. Any net recovery realized by the Unsecured Creditors Trustee on account of such Causes of Action shall be distributed pursuant to Section 5.1(d)(2) of the Plan.

8.9. Appointment of the Disbursing Agent.

            Unless, prior to the conclusion of the Confirmation Hearing, the Debtors specifically identify a Person acceptable to the Bank to serve as the Disbursing Agent under the Plan, Elcotel shall serve as the Disbursing Agent.

8.10. Asset Purchase Agreement.

            Upon the occurrence of a Liquidation Trigger Event, pursuant to the terms of the Asset Purchase Agreement, attached hereto as Exhibit "B," on the Effective Date, the Purchaser shall among other things acquire substantially all of the Debtors' Assets and certain of the Debtors' Assumed Liabilities for the Purchase Price. The Confirmation Order shall to the fullest extent allowed by the Bankruptcy Court provide that (a) the Asset Purchase Agreement is approved by the Bankruptcy Court, (b) pursuant to section 363(f) of the Bankruptcy Code, the Assets transferred pursuant to the Asset Purchase Agreement (excluding the Excluded Assets) shall be sold and transferred to the Purchaser free and clear of all liens, Claims, claims (as that term is defined under section 101(5) of the Bankruptcy Code), security interests, and all other encumbrances to the extent permissible by the Bankruptcy Court, (c) the Purchaser shall be deemed a good faith purchaser under section 363(m) and (n) of the Bankruptcy Code; (d) the Purchaser shall not be deemed a successor to any of the Debtors for any lien, claim, interest or encumbrance and the transfer of certain Assets to the Purchaser shall not subject the Purchaser to any liability with respect to the operation of the Debtors' business prior to the Closing Date; (e) the transfer of certain of the Assets pursuant to the Asset Purchase Agreement qualifies as a transfer under section 1146(c) of the Bankruptcy Code; and (f) the Debtors are authorized to take all actions as may be reasonably necessary to implement the Asset Purchase Agreement. The Debtors, Bank, and the Purchaser believe that the Plan will be substantially consummated upon the payment and distribution of the sales proceeds from the Asset Purchase Agreement in accordance with the Plan.

            The following is a summary of the salient terms of the Asset Purchase Agreement:

                       SUMMARY OF ASSET PURCHASE AGREEMENT

   Agreement and Parties:               Asset Purchase Agreement, dated as of
                                        December 14, 2001 (the "Agreement"),
                                        among Elcotel, Inc., Elcotel Direct,
                                        Inc., Technology Service Group, Inc. and
                                        International Service Technology, Inc.
                                        (collectively, the "Sellers") and
                                        Applicon, Inc. , Elcotel Acquisition
                                        Corp. (the "Purchaser").

   Acquired Assets:                     The Sellers are selling to the Purchaser
                                        all of the Sellers' right, title and
                                        interest in all of the assets, rights
                                        and claims of the Sellers (the "Acquired
                                        Assets"), other than the certain assets
                                        and properties of the Sellers set forth
                                        in the Agreement, including, without
                                        limitation, the following: inventor
                                        account receivables, furniture,
                                        fixtures, equipment, governmental
                                        permits, books and records, prepaid
                                        expenses, rents and credits, and all
                                        guaranties, warranties and indemnities
                                        with respect to the foregoing assets.
                                        Additionally, the Sellers will assign
                                        and the Purchaser will accept all of the Sellers' rights under and title and interest in certain executory contracts and unexpired leases (the "Assumed
                                        Rights") and certain intellectual
                                        property rights. Except as set forth in
                                        the Agreement, this sale will be free
                                        and clear of all liens, claims and
                                        interests of anyone who receives notice
                                        of the plan of reorganization.

   Sarasota Property:                   The Sellers will permit the Purchaser to
                                        occupy the real property located at 6428
                                        Parkland Drive, Sarasota, Florida 34243
                                        for up to ninety days following the
                                        Closing in consideration of the Sellers' pre-paid rent with respect to such properties and at no additional rental cost to the Purchaser without assumption of the lease.

   Assumed Liabilities:                 The Purchaser will assume from the
                                        Sellers certain liabilities and
                                        obligations including liabilities and
                                        obligations arising under the executory
                                        contracts and unexpired leases, the
                                        governmental permits, and any accrued
                                        liabilities with respect to any
                                        employees of the Sellers' which accept
                                        employment with the Purchaser. The
                                        Purchaser will pay all costs ordered by
                                        the Bankruptcy Court with respect to the Assumed Rights at the closing or at such later date as approved by the Bankruptcy
                                        Court.

   Purchase Price:                      In consideration for the Acquired
                                        Assets, the Purchaser will pay on behalf of the Sellers at closing cash in an amount of $1,400,000, as adjusted (the
                                        "Purchase Price"), less the lower of (i)
                                        20% of the Purchase Price and (ii)
                                        $280,000 (the "Adjustment Hold-Back") to the Sellers' professionals, an escrow established for the unsecured creditors and to the Bank. Accordingly, the Purchaser shall wire directly to the professionals, the unsecured creditors and the Bank funds in the approximate amount of $325,000, $110,000 and
                                        $685,000. respectively. The Debtors and
                                        Purchaser will file a schedule with
                                        specific amounts no later than three
                                        days prior to the Confirmation Hearing.

                                        The Purchase Price will be adjusted as
                                        follows:

                                        (i) the Purchase Price will be reduced
                                        by the amount of all customer
                                        prepayments or other amounts received by the Sellers with respect to which goods have not been delivered or services have not been performed or with respect to which the liabilities associated therewith have not been satisfied; and reduced by the amount by which the book value of any of accounts payable, certain employee liabilities, international commissions, and capital lease payables exceed certain thresholds;

                                        (ii) the Purchase Price will be reduced
                                        by one half of the amount by which
                                        (A)(1) receivables which arose in the
                                        ordinary course of business and which
                                        are less than 90 days past due (the
                                        "Ordinary Course Receivables") minus (2) one half of the book value of all liabilities relating to warranties and reserves therefore ("Warranties") are less then (B) $638,277;

                                        (iii) the Purchase Price will be
                                        increased by one half of the amount by
                                        which (X)(1) Ordinary Course Receivables minus (2) one half of the Warranties are
                                        (Y)
                                        greater than $638,277;

                                        (iv) the Purchase Price will be reduced
                                        by one half of the amount by which the
                                        book value of the inventory is less than $3,945,252; and

                                        (v) the Purchase Price will be increased by one half of the amount by which the book value of the inventory is greater than $3,945,252.

                                        If the final Purchase Price reflects a
                                        greater reduction to the Purchase Price
                                        than the amount originally calculated,
                                        the Purchaser will deliver to the
                                        Sellers an amount equal to the
                                        Adjustment Hold-Back minus the final
                                        Purchase Price adjustment. If the final
                                        Purchase Price reflects a lower
                                        reduction to the Purchase Price than the amount originally calculated, the Purchaser will deliver to the Sellers an amount equal to the Adjustment Hold-Back plus the final Purchase Price adjustment.

                                        The plan of reorganization will be
                                        substantially consummated at the
                                        Closing.

   Conditions Precedent:                The Agreement contains conditions
                                        precedent to closing which are customary for transactions of this nature, including, without limitation, the following:

                                        1. All necessary governmental and
                                        Bankruptcy Court approvals obtained and
                                        in full force and effect, including,
                                        without limitation, a final Confirmation
                                        Order.

                                        2. No re-solicitation of votes with
                                        respect to the plan of reorganization.

                                        3. Incumbency and signature certificates with respect to the officers of each Credit Party, together with constituent documents and board resolutions referred to therein.

                                        4. All material consents and approvals
                                        of third parties necessary to assign and transfer the Acquired Assets obtained and delivered.

   Termination:                         The Agreement may be terminated upon
                                        certain events, including but not
                                        limited to, failure of the closing to
                                        occur on or before January 14, 2002,
                                        (ii) failure of the Confirmation Order
                                        to have been entered on or before
                                        January 14, 2002, (iii) by the Purchaser on or prior to December 27, 2001 as a result of the Purchaser's dissatisfaction with the Schedules to the Agreement.

Copies of the Asset Purchase Agreement may be obtained by request in writing to:

      Mark Fuhr
      White & Case, LLP
      200 South Biscayne Blvd., Suite 4900
      Miami, Florida 33131
      Facsimile: (305) 358-5744

8.11. Sources of Cash for Plan Distributions.

            (a) Reorganization Treatment. All Cash necessary for the Disbursing Agent to make payments and Distributions pursuant to the Plan shall be provided by Cash, the Elcotel Revolving Credit Facility or some other financing arrangement, and the post-Effective Date operations of the Debtors.

            (b) Liquidation Treatment. All Cash necessary for the Disbursing Agent to make payments and Distributions pursuant to the Plan shall be provided by existing Cash and Cash generated under the Liquidation Process. All Cash shall be deposited into bank accounts at the Bank in which the Bank shall have a priority security interest and right of setoff subject to the terms of this Plan.

8.12. Investment of Funds Held by the Disbursing Agent; Tax Reporting by the Disbursing Agent.

            Subject to the consent of the Bank, the Disbursing Agent may, but shall not be required to, invest any funds held by the Disbursing Agent pending the distribution of such funds pursuant to the Plan in investments that are exempt from federal, state, and local taxes. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Disbursing Agent of a private letter ruling if the Disbursing Agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent), the Disbursing Agent shall
(a) treat the funds and other property held by it as held in a single trust for federal income tax purposes, of which the holders of all Allowed Claims are the sole beneficiaries, in accordance with the trust provisions of the Internal Revenue Code (Sections 641 et seq.), and (b) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

8.13. Distributions under the Plan.

            The Disbursing Agent shall make all Distributions required under the Plan after receiving written approval from the Bank. Whenever any Distribution to be made under this Plan shall be due on a day other than a Business Day, such Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due. For federal income tax purposes, a Distribution will be allocated to the principal amount of a Claim first and then, to the extent the Distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

8.14. Timing of Distributions under the Plan.

            Except for Distributions to holders of Allowed Bank Claims on the Effective Date pursuant to Section 5.1(a) of the Plan, any Distribution to be made pursuant to the Plan shall be deemed to have been timely made if made within ten (10) days after the time therefor specified in the Plan.

8.15. Address for Delivery of Distributions under the Plan.

            Subject to Bankruptcy Rule 9010, any Distribution or delivery to a holder of an Allowed Claim or Equity Interest shall be made at the address of such holder as set forth on the proof of Claim filed by such holder (or at the last known address of such holder if no proof of claim is filed or if the Disbursing Agent or the Debtors, as the case may be, have been notified of a change of address). If any holder's Distribution or payment is returned to the Disbursing Agent as undeliverable, no further Distributions or payments to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address within three months after such Distribution or payment was returned, at which time any missed Distribution or payment shall be made to such holder without interest.

8.16.    Distributions under Twenty-Five Dollars.

            No Distribution of less than twenty-five dollars ($25.00) shall be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent. If no request is made as provided in the preceding sentence, all such Distributions shall revert to the respective Debtor on whose behalf the Claim would have been paid if a request had been made.

8.17. Time Bar to Cash Payments.

            Checks issued in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the first anniversary of the date on which such Distribution or payment was made and (b) ninety (90) days after the date of the issuance of such check. If no Claim is made as provided in the preceding sentence, all Claims in respect of void checks shall be discharged and forever barred and such unclaimed Distributions or payments shall revert to the respective Debtor on whose behalf the check was issued.

8.18. Manner of Payment under the Plan.

            Unless the Person receiving a Distribution agrees otherwise, any Distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank.

8.19. Expenses Incurred on or after the Effective Date and Claims of the Disbursing Agent.

            Except as otherwise ordered by the Bankruptcy Court or as provided herein, the amount of any reasonable expenses incurred by the Disbursing Agent and approved by the Bank on or after the Effective Date (including, but not limited to, taxes) to be paid to or by the Disbursing Agent may be withheld from the amounts to be distributed by the Disbursing Agent until such compensation and expenses are satisfied in full. Consequently, amounts actually received by holders of Allowed Claims may be less than the gross distributions provided for under the Plan by the amount of distributions to the Disbursing Agent, or its agents, for the payment of reimbursement claims of the Disbursing Agent. Professional fees and expenses incurred by the Disbursing Agent from and after the Effective Date in connection with the effectuation of the Plan shall be paid in the ordinary course of business subject to approval of the Bank. Any dispute regarding compensation shall be resolved by agreement of the parties or if the parties are unable to agree, as determined by the Bankruptcy Court.

8.20. Fractional Distributions.

            Notwithstanding anything to the contrary contained herein, no cash payments of fractions of cents will be made. Fractional cents shall be rounded to the nearest whole cent (with any amount of .5 cent or less to be rounded down).

8.21. Severance and Benefit Programs.

            The Debtors' existing severance and benefit programs shall remain in effect on their terms subsequent to the Effective Date except as modified herein. All benefits payable in accordance with the terms of such programs shall be paid by the Disbursing Agent as Allowed Administrative Claims and without the necessity of filing a notice of Administrative Claim under Section 6.1(a) hereof.

8.22. Employee Stock Option Plan.

            On or after the Effective Date if a Liquidation Triggering Event has not occurred, certain of Elcotel's employees pursuant to a Stock Option Plan will receive options to purchase New Elcotel Common Stock having the principal terms set forth in the Plan Documents. Any New Elcotel Common Stock is expressly subordinate to the rights of the Bank under the Plan.

8.23. Corporate Action.

            If a Liquidation Triggering event has not occurred: on the Effective Date, the adoption of the New Charter, the filing of the New Charter and the adoption of the New By-Laws, as contemplated by Section 8.6 hereof shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders or directors of Elcotel. On the Effective Date or as soon thereafter as is practicable, Elcotel shall file with the Secretary of State of the State of Delaware its New Charter, if applicable. On the Effective Date, the cancellation of the Existing Elcotel Stock, the issuance of the New Elcotel Common Stock, and other matters provided under the Plan involving the corporate structure of the Debtors or corporate action by the Debtors shall be deemed to have occurred, be authorized, and shall be in effect from and after the Effective Date without requiring further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders or directors of the Debtors.

8.24. Effectuating Documents and Further Transactions.

            Each of the officers of the Debtors is authorized, in accordance with his or her authority under the resolutions of the boards of directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

                                  ARTICLE IX.

                              KEY EMPLOYEE MATTERS

            The Key Employee Retention Plan shall be modified as follows. In the event a Liquidation Trigger Event has not occurred, the Plan is confirmed, the Bank Payment is made on the Effective Date, and Elcotel is operating as a going concern, (a) the remaining key employees (the "Key Employees") participating in the Key Employee Retention Plan shall contribute their entitlement to the Emergence Bonus (as defined in the Key Employee Retention) and (b) on the Effective Date, Michael Boyle, Elcotel's President and Chief Executive, shall contribute $250,000 in Cash to Elcotel, in exchange for 66.7% of the New Elcotel Common Stock which shall be issued will shall be issued on the Effective Date to the Key Employees and Mr. Boyle in an amount equal to their Pro Rata Share of their respective contributions on the Effective Date.

            In the event a Liquidation Trigger Event occurs and the Liquidation Process is being conducted, the Emergence Bonus will not be paid. Severance Benefits will be paid in accordance with the terms of the Key Employee Retention Plan, except that, subject to the terms of the Liquidation Process (which control), including Michael Boyle and William Thompson using their commercially reasonable efforts to implement same, Mr. Boyle, who will manage the Debtors' orderly liquidation through December 31, 2001, will be paid $125,000 on December 31, 2001; William Thompson, Elcotel's Vice President and Chief Financial Officer, who will manage the Debtors' orderly liquidation through March 31, 2002, will be paid $68,750 on March 31, 2002; and Donald Fragan ("Mr. Fragan"), Vice President, who shall be terminated prior to Confirmation, shall have received $50,000 within 30 days of his termination, which payments shall be in full satisfaction of any claims against the Debtors or their Estates, except for sums due as prescribed in the Liquidation Budget. Employees covered by the Key Employee Retention Plan who are offered employment by the Purchaser with substantially equivalent compensation and benefits as currently being provided by the Debtors (with the exception of those benefits provided under the Key Employee Retention Plan to such employees) but who refuse such offer of employment by the Purchasers will not receive any benefits under the Key Employee Retention Plan, including but not limited to Severance and Retention Bonus (accrued or not). Employees not offered employment with the Purchaser (other than Mr. Fragan) will be paid Retention Bonuses and Severance Bonuses under the Key Employee Retention Plan.

                                   ARTICLE X.

                            PROCEDURES FOR RESOLVING
                          AND TREATING CONTESTED CLAIMS

10.1. Objection Deadline.

            As soon as practicable, but in no event later than ninety (90) days after the Effective Date (subject to being extended by the Bankruptcy Court upon motion of the Disbursing Agent without notice or a hearing), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

10.2. Prosecution of Contested Claims.

            The Disbursing Agent and Bank (or the Committee if a Liquidation Trigger Event occurs) may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part. All objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with Section
10.3 of the Plan. The Bank and the Committee shall have standing to appear and be heard on all objections to Claims.

10.3. Claims Settlement Guidelines.

            Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date all Claims and all claims that any of the Debtors have asserted against other parties may be compromised and settled according to the following procedures with the consent of the Bank:

            (a) Subject to subsection 10.3(b) hereof, the following settlements or compromises do not require the review or approval of the Bankruptcy Court or any other party in interest:

                  (i) The settlement or compromise of a Claim pursuant to which such Claim is Allowed in an amount of $20,000 or less; and

                  (ii) The settlement or compromise of a Claim where the
            difference between the amount of the Claim listed on the Schedules and the amount of the Claim proposed to be Allowed under the settlement is $20,000 or less; and

            (b) The following settlements or compromises shall be submitted to the Bankruptcy Court for approval:

                  (i) Any settlement or compromise not described in subsection
            10.3(a) hereof; and

                  (ii) Any settlement or compromise of a Claim or a claim
            asserted by one or more of the Debtors that involves an "insider," as defined in section 101(31) of the Bankruptcy Code; and

            (c) The Bank and the Committee shall be given notice of any proposed settlement or compromise pursuant to subsection 10.3(b) hereof.

10.4. No Distributions Pending Allowance.

            Notwithstanding any other provision of the Plan, no payment or Distribution shall be made with respect to any Claim to the extent it is a Contested Claim unless and until such Contested Claim becomes an Allowed Claim, subject to the Debtors' setoff rights as provided in Section 15.17 of the Plan.

10.5. Distributions After Allowance.

            Payments and Distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes Allowed, shall be made in accordance with the provision of the Plan governing the class of Claims to which the respective holder belongs.

10.6. Estimation of Claims.

            The Disbursing Agent with the consent of the Bank may, at any time, request that the Bankruptcy Court estimate any Contested Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Disbursing Agent has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contested Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Disbursing Agent with the consent of the Bank (or the Unsecured Creditors Trustee, if a Liquidation Trigger Event occurs) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

                                  ARTICLE XI.

                   CONDITIONS PRECEDENT TO CONFIRMATION OF THE
                  PLAN AND THE OCCURRENCE OF THE EFFECTIVE DATE

11.1. Conditions Precedent to Confirmation.

            The following are conditions precedent to confirmation of the Plan:

            (a) The Clerk of the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Plan Documents, authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions contemplated by the Plan and the Plan Documents.

11.2. Conditions Precedent to the Occurrence of the Effective Date.

            The following are conditions precedent to the occurrence of the Effective Date:

            (a) The Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction.

            (b) All necessary consents, authorizations and approvals shall have been given for the transfers of property and the payments provided for or contemplated by the Plan, including, without limitation, satisfaction or waiver of all conditions to the obligations of the Debtors under the Asset Purchase Agreement.

11.3. Waiver of Conditions.

            Subject to the written consent of the Bank, the Debtors may waive any of the conditions set forth in Sections 11.1 and 11.2 of the Plan.

                                  ARTICLE XII.

                              THE DISBURSING AGENT

12.1. Powers and Duties.

            Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall with the consent of the Bank be empowered and directed to (a) take all steps and execute all instruments and documents necessary to make Distributions to holders of Allowed Claims; (b) make distributions contemplated by the Plan; (c) comply with the Plan and the obligations thereunder; (d) employ, retain, or replace professionals to represent it with respect to its responsibilities; (e) object to Claims as specified in Article VIII hereof, and prosecute such objections; (f) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment, or Allowance of any Claim as provided in Article VIII hereof; (g) make annual and other periodic reports regarding the status of distributions under the Plan to the holders of Allowed Claims that are outstanding against the Debtors at such time, such reports to be made available upon request to the holders of any Contested Claim; and (h) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Disbursement Agreement, order of the Bankruptcy Court, or the Plan.

12.2. Distributions.

            Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall on the Distribution Date, make the required Distributions specified under the Plan. To the extent all or a portion of a Contested Claim becomes an Allowed Claim subsequent to the Effective Date, the Disbursing Agent shall distribute to the holder of such Contested Claim the applicable initial distribution within thirty (30) days of such Contested Claim becoming an Allowed Claim.

12.3. Exculpation.

            Except as otherwise provided in this Section 12.3, the Disbursing Agent, together with its officers, directors, employees, agents, professionals and representatives, are hereby exculpated by all Accepting Creditors from any and all Causes of Action, and other assertions of liability (including breach of fiduciary duty) arising out of the discharge of the powers and duties conferred upon the Disbursing Agent by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent's willful misconduct or gross negligence. No Accepting Creditor, or representative thereof, shall have or pursue any claim or cause of action (a) against the Disbursing Agent or its officers, directors, employees, agents, and representatives for making payments or Distributions in accordance with the Plan, or for liquidating the Remaining Estate Assets to make Distributions under the Plan, or (b) against any holder of a Claim for receiving or retaining payments or transfers of assets as provided for by the Plan. Nothing contained in this Section 12.3 shall preclude or impair any Accepting Creditor from bringing an action in the Bankruptcy Court against the Debtors to compel the making of Distributions contemplated by the Plan on account of such Claim. Additionally, as to Mr. Boyle or Mr. Thompson, Section
12.3 only applies to the extent that they are acting in the capacity of Disbursing Agent.

                                 ARTICLE XIII.

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

13.1. Assumption of Executory Contracts and Unexpired Leases.

            Pursuant to section 365 of the Bankruptcy Code, Exhibit "A" to the Plan sets forth a list of executory contracts and unexpired leases, together with the amount, if any, required to cure any defaults, to be assumed under the Plan. Any executory contracts or unexpired leases listed on an exhibit filed as a Plan document, as such may be amended through the Effective Date, shall be deemed to have been assumed by the Debtors on the Effective Date. The Plan shall constitute a motion to assume and assign certain of the executory contracts and unexpired leases assumed pursuant to Exhibit "A" to the Purchaser pursuant to the terms of the Asset Purchase Agreement as indicated on Exhibit "A". Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions and assignments pursuant to section 365 of the Bankruptcy Code and findings by the Bankruptcy Court that the amounts listed on such exhibit Plan are sufficient to cure any defaults that may exist, that each assumption is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases and that the requirements for assumption and assignment of any executory contract or unexpired lease to be assumed under section 365 of the Bankruptcy Code have been satisfied. Except as otherwise provided in the following sentence, all cure payments which may be required by section 365(b)(1) of the Bankruptcy Code under any executory contract or unexpired lease which is assumed under the Plan shall be made by the Debtors or the Purchaser pursuant to the Asset Purchase Agreement on the Effective Date or as soon as practicable thereafter. In the event of a dispute, cure payments required by section 365(b)(1) of the Bankruptcy Code shall be paid from the Available Proceeds upon entry of a Final Order resolving such dispute.

13.2. Rejection of Executory Contracts and Unexpired Leases.

            Any executory contracts or unexpired leases of any of the Debtors that (a) are not listed on the exhibit filed as a Plan document, (b) have not been approved by the Bankruptcy Court prior to the Confirmation Date for assumption and assignment by any of the Debtors, and (c) are not the subject of pending motions to assume on the Confirmation Date, shall be deemed to have been rejected by the Debtors. The Plan shall constitute a motion to reject such executory contracts and unexpired leases, and the Debtors shall have no liability thereunder except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected executory contract or unexpired lease is burdensome, and that the rejection thereof is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases.

13.3. Claims Arising from Rejection or Termination.

                  Claims created by the rejection of executory contracts or unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Order, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is deemed rejected pursuant to Section 13.2 of the Plan, no later than thirty (30) days after the Confirmation Date, or (c) in the case of an executory contract or unexpired lease that is rejected by the Debtors after the Confirmation Date, within thirty (30) days after the entry of an order of the Bankruptcy Court authorizing and approving such rejection. Any Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, their estates, assets, properties, or interests in property. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as Unsecured Claims under the Plan subject to objection by the Debtors.

                                  ARTICLE XIV.

                            RETENTION OF JURISDICTION

14.1. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) that relates to the following:

            (i) To hear and determine any and all motions or applications pending on the Confirmation Date or thereafter brought in accordance with
      Article XIII hereof for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party, or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims resulting therefrom or from the expiration or termination of any executory contract or unexpired lease;

            (ii) To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent, or the Debtors or the Committee after the Effective Date, including, without express or implied limitation, any application to the Bankruptcy Court relating to any claims to avoid any preferences, fraudulent transfers, or other voidable transfers, or otherwise to recover assets for the benefit of each of the Debtors;

            (iii) To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

            (iv) To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

            (v) To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

            (vi) To hear and determine all applications for allowances of compensation and reimbursement of expenses of professionals under sections 330 and 331 of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

            (vii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan (and all documents, instruments, agreements, schedules, and exhibits thereto) or their interpretation, implementation, enforcement, or consummation;

            (viii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

            (ix) To the extent that Bankruptcy Court approval is required to consider and act on the compromise and settlement of any Claim or cause of action by or against the Debtors' Estates;

            (x) To determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

            (xi) To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which the Debtors, the Debtors in Possession, or the Disbursing Agent may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

            (xii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors or any Person;

            (xiii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors (including Avoidance Actions) commenced by the Debtors before or the Debtors or the Committee, as the case may be, after the Effective Date;

            (xiv) To enter an order or final decree closing the Chapter 11
      Cases;

            (xv) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

            (xvi) To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order; and

            (xvii) To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code; provided, however, any of the retained jurisdiction under this provision shall not affect the rights of the Bank to enforce its remedies in non-bankruptcy forums after March 31, 2002.

                                  ARTICLE XV.

                            MISCELLANEOUS PROVISIONS

15.1. Payment of Statutory Fees.

            All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing on confirmation of the Plan, shall be paid by the Debtors on or before the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Claim and be treated in accordance with Section 6.1 of the Plan.

15.2. Discharge of the Debtors.

            The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for, and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their Estates, Assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors in Possession shall be satisfied, discharged, and released in full. The Debtors shall not be responsible for any obligations of the Debtors or the Debtors in Possession except those expressly assumed by any of the Debtors in the Plan. Except as otherwise provided herein, all Persons shall be precluded and forever barred from asserting against the Debtors, their respective successors or assigns, or their Assets, properties, or interests in property any other or further Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

15.3. Third Party Agreements; Subordination.

            The Distributions to the various classes of Claims hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect. Distributions under the Plan shall be subject to, and modified by, any Final Order directing distributions other than as provided in the Plan. In accordance with section 510(b) of the Bankruptcy Code, a Claim arising from rescission of a purchase or sale of a security of the Debtors or of an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, shall be subordinated to all Claims that are senior to, or equal the Claim or Equity Interest represented by such security, except that if such security is common stock in Classes 5-A, 5-B and 5-C, such Claim has the same priority and treatment as Class 5-A, 5-B and 5-C and the holders of such Claims will neither receive or retain any property under the Plan.

15.4. Dissolution of Committee.

            Ninety (90) days after the occurrence of the Effective Date, the Committee shall thereupon be released and discharged of and from all further authority, duties, responsibilities, and obligations relating to and arising from and in connection with the Chapter 11 Cases, and the Committee shall be deemed dissolved, unless prior thereto the Bankruptcy Court shall have entered an order extending the existence of the Committee.

15.5. Exculpation.

            The Debtors shall not have or incur any liability to any Person for any act or omission in connection with or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as determined by Final Order of the Bankruptcy Court, and in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan.

            None of the Disbursing Agent, the Bank, the Committee, Elcotel Trustee, the Unsecured Creditors Trustee, any of their respective officers, directors, employees, advisors, members, professionals or agents or any of the Debtors' respective officers, directors, employees, advisors, members, professionals or agents shall have or incur any liability to any Accepting Creditor for any act or omission in connection with or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as determined by Final Order of the Bankruptcy Court, and in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan.

15.6. Title to Assets; Discharge of Liabilities.

            Except as otherwise provided in the Plan, including Section 8.2(a) of the Plan, on the Effective Date, title to all Assets shall vest in Elcotel free and clear of all Claims, Equity Interests, liens, security interests, encumbrances, and other interests, and the Confirmation Order shall be a judicial determination of discharge of the liabilities of the Debtors, except as provided in the Plan. Except as otherwise provided in the Plan, all holders of Claims and Equity Interests shall be precluded from asserting against the Debtors, the Assets, or any property dealt with under the Plan, any or other further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

15.7. Surrender and Cancellation of Instruments.

            On the Effective Date, except as provided below, all promissory notes, instruments, securities and agreements evidencing a Claim or Equity Interest shall be cancelled. At the option of the Disbursing Agent, no Distribution hereunder shall be made to or on behalf of any holder of any such Claim unless and until such promissory note, instrument, security or agreement is surrendered or the unavailability thereof is reasonably established to the satisfaction of the Disbursing Agent and such holder of a Claim executes and delivers any documents necessary to release all encumbrances arising under any applicable security agreement or nonbankruptcy law and such other documents as the Disbursing Agent may reasonably request. In accordance with section 1143 of the Bankruptcy Code, any such holder of a Claim that fails to surrender or cause to be surrendered such promissory note, instrument, security or agreement or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent, and, in the event that the Disbursing Agent requests, furnish a bond in form and substance reasonably satisfactory to the Disbursing Agent (including, without limitation, amount), shall be deemed to have forfeited all rights, claims, and interests and shall not participate in any Distribution hereunder (to the extent otherwise entitled). If a Liquidation Trigger Event occurs, the Bank Prepetition Loan Agreements will not be cancelled until the Bank Claim has been satisfied.

15.8. Notices.

            Any notices, requests, and demands required or permitted to be provided under the Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                                    Elcotel, Inc.
                                    Attention: Mike J. Boyle, President/CEO
                                    6428 Parkland Drive
                                    Sarasota, Florida  34243
                                    Telecopier:   (941) 758-4716
                                    Telephone:   (941) 751-0389

                                    and

                                    White & Case LLP
                                    Attention:  Thomas E Lauria, Esq.
                                    200 South Biscayne Boulevard
                                    Miami, Florida  33131
                                    Telecopier:  (305) 358-5744
                                    Telephone:  (305) 371-2700

                                    and

                                    Stichter, Riedel, Blain & Prosser, P.A.
                                    Attention:  Don M. Stichter, Esq.
                                    110 East Madison Street, Suite 200
                                    Tampa, Florida  33602
                                    Telecopier:  (813) 229-1811
                                    Telephone:  (813) 229-0144

15.9. Headings.

            The headings used in the Plan are inserted for convenience only, and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

15.10. Governing Law.

            Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

15.11. Expedited Determination.

            The Disbursing Agent, with respect to property held by the Disbursing Agent pending the Final Distribution Date is hereby authorized to file a request for expedited determination under section 502(b) of the Bankruptcy Code for all tax returns filed with respect thereto.

15.12. Exemption from Transfer Taxes.

            Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

15.13. Notice of Entry of Confirmation Order and Relevant Dates.

            Promptly upon entry of the Confirmation Order, the Debtors serve on all known parties in interest and holders of Claims, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan, including, but not limited to, the deadline for filing notice of Administrative Claims (Section 6.1 hereof), and the deadline for filing rejection damage claims (Section 13.3 hereof).

15.14. No Interest or Attorneys' Fees.

            Except as expressly stated in the Plan, or as allowed by the Bankruptcy Court, no interest, penalty or late charge arising after the Petition Date, and no award or reimbursement of attorneys fees or related expenses or disbursements, shall be allowed on, or in connection with, any Claim.

15.15. Modification of the Plan.

            As provided in section 1127 of the Bankruptcy Code, modification of the Plan may be proposed in writing by the Debtors at any time before confirmation as long as the Bank has consented to such modification in writing, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Debtors may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications. A holder of a Claim that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

15.16. Revocation of Plan.

            Subject to the written consent of the Bank, the Debtors reserve the right to revoke and withdraw the Plan as to any Debtor prior to the occurrence of the Effective Date. If the Debtors revoke or withdraw the Plan as to any Debtor, or if the Effective Date does not occur as to any Debtor, then, as to such Debtor, the Plan and all settlements set forth in the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims against or equity interests in such Debtor or to prejudice in any manner the rights of the Debtors or any Person in any other further proceedings involving such Debtor.

15.17. Setoff Rights.

            In the event that the Debtors have a claim of any nature whatsoever against the holder of a Claim, the Debtors may, but are not required to, setoff against the Claim (and any payments or other Distributions to be made in respect of such Claim hereunder) the Debtors' claim against the holder, unless any such Claim is or will be released under the Plan, subject to the provisions of section 553 of the Bankruptcy Code. Neither the failure to setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release of any claims that the Debtors have against the holder of a Claim.

15.18. Subordination/Avoidance Rights Against the Debtors.

            All Claims against the Debtors, based upon any claimed subordination rights against the Debtors or rights to avoid payments or transfers of property by the Debtors pursuant to any provision of the Bankruptcy Code or other applicable law, shall be deemed satisfied as to the Debtors by the distributions under the Plan to holders of Allowed Claims having such subordination rights and any rights to avoid payments or transfers of property.

15.19. Compliance with Tax Requirements.

            In connection with the Plan, the Debtors and the Disbursing Agent, as applicable, shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all Distributions hereunder shall be subject to such withholding and reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any government unit, including income, withholding and other tax obligations, on account of such Distribution and reorganization. The Disbursing Agent has the right, but not the obligation, to not make a Distribution until such holder has made arrangements satisfactory to the Disbursing Agent for payment of any such tax obligations. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of promissory notes, equity securities, or other instruments under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

15.20. Recognition of Guaranty Rights.

            The classification and manner of satisfying all Claims under the Plan take into consideration (a) the existence of guaranties by the Debtors of obligations of other Persons, and (b) the fact that the Debtors may be joint obligors with other Persons with respect to an obligation. Except for any guaranties under Bank Pre-Petition Loan Agreements, all Claims against the Debtors based upon any such guaranties or joint obligations shall be discharged in the manner provided in the Plan; provided, that no creditor shall be entitled to receive more than one recovery with respect to any of its Allowed Claims.

15.21. Compliance with All Applicable Laws.

            If notified by any governmental authority that it is in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its businesses, the Debtors shall take whatever action as may be required to comply with such law, rule, regulation, or order; provided, that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith, and, if appropriate, an adequate reserve for such requirement has been set aside.

15.22. Injunctions.

            On the Effective Date, (a) all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall, except as otherwise permitted under this Plan, be enjoined from taking any of the following actions against or affecting the Debtors, their Estates, their Assets, or Elcotel and (b) all Accepting Creditors, shall, except as otherwise permitted under this Plan, be enjoined from taking any of the following actions against or affecting the Elcotel Unsecured Creditors Trust, the Bank or the Committee, any of their respective officers, directors, employees, agents, representatives, or professionals or the Debtors' respective officers, directors, employees, advisors, members, professionals or agents or their respective assets and property with respect to any Claims such Accepting Creditors may have (other than actions brought to enforce any rights or obligations under the Plan, including the treatment and allowance of Allowed Non-Bank Secured Claims pursuant to the Plan, and appeals, if any, from the Confirmation Order):

            (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

            (b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order;

            (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

            (d) except with respect to the treatment and allowance of Allowed Non-Bank Secured Claims by the Bankruptcy Court as provided in the Plan including under Section 5.1(c) hereof, asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors or Elcotel (as reorganized) may have or assert in respect of the above referenced claims are fully preserved in accordance with Section 15.17 of the Plan.

15.23. Binding Effect.

            The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of all Claims and Equity Interests, and their respective successors and assigns. To the extent any provision of the Disclosure Statement may be inconsistent with the terms of the Plan, the terms of the Plan shall be binding and conclusive.

15.24. Severability.

            SHOULD THE BANKRUPTCY COURT DETERMINE THAT ANY PROVISION OF THE PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE DEBTORS MAY WITH WRITTEN CONSENT OF THE BANK, MODIFY THE PLAN IN ACCORDANCE WITH SECTION 15.5 OF THE PLAN SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY CLAIM OR EQUITY INTEREST. SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (A) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THE PLAN OR (B) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE PLAN.

Dated:   January 14, 2001.

                                                 Respectfully submitted,

                                                 Elcotel, Inc.

                                                   By: /s/ William H. Thompson
                                                       ------------------------
                                                   Title: Senior Vice-President
                                                          ---------------------

                                                 Elcotel Direct, Inc.


                                                   By:  /s William H. Thompson
                                                       ------------------------
                                                   Title:  Vice-President
                                                       ------------------------

                                                 Technology Service Group, Inc.


                                                   By:  /s William H. Thompson
                                                       ------------------------
                                                   Title:  Vice-President
                                                       ------------------------